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                                                                    EXHIBIT 99.1

                                ABLE ENERGY, INC.
                                  PRESS RELEASE

COMMON STOCK SYMBOL:  ABLE.PK
FOR IMMEDIATE RELEASE

            ABLE ENERGY ANNOUNCES CEO CHANGE AND BUSINESS COMBINATION

ROCKAWAY, NEW JERSEY (May 30, 2007) - Able Energy, Inc. ("Able") announced today that it is about to complete its business combination with All American Plazas ("AAP"), its largest stockholder. This business combination will result in Able Energy acquiring and operating eleven multi-use truck stop plazas owned by AAP. Able is also pleased to announce today that Gregory D. Frost is terminating his leave of absence from Able and returning to serve as Able's CEO and Chairman.

This business combination was approved by more than a two-thirds majority of Able's disinterested stockholders at a special meeting of Able's stockholders held on August 29, 2006. Able will assume certain of AAP's debt as a part of the combination. Able will issue to AAP 10 million restricted shares of its common stock in consideration for the combination. In addition, Able will issue 1,666,667 shares, which will be held in escrow. In the event that Able's Board, in exchange for additional consideration from AAP, agrees to assume AAP's obligations as to certain convertible debentures it had previously issued, then the escrowed shares will be issued to the debenture holders that elect to convert their debentures to Able common stock, with any remaining escrowed shares to be released to AAP. The Board's determination to assume the convertible debentures will be based on whether or not the debenture holders elect to convert their respective debentures into shares of Able's common stock and the additional consideration to be provided by AAP. In the event that the debenture holders do not elect to convert or the Board does not agree to assume the debenture obligations, then all of the shares held in escrow will be released to AAP. After Able issues the shares to AAP, Able will have 14,808,090 shares of common stock issued and outstanding (which includes the 1,666,667 shares held in escrow), of which 11 million shares (not including the shares held in escrow), or approximately 74.3% of Able's outstanding shares, will be owned by AAP. The closing price of Able's common stock on Tuesday, May 29, 2007 was $1.62.

Both AAP and its controlling stockholder have agreed to a voting lock-up of the shares that AAP holds in Able regarding election of member's of Able's Board until such time as AAP and its majority stockholder no longer hold a majority of Able's issued and outstanding shares of common stock.

Mr. Frost stated that, "I am excited about resuming my duties as CEO. We are very pleased by the overwhelming support of our shareholders in approving the AAP acquisition and energized by the prospect of combining our Company with AAP's assets. The combination will result in an increase of Able's annualized revenues from $75 million to approximately $270 million and provide Able with revenue year-round. The combination will also enable us to cross-market all of our energy products while at the same time reducing our operating costs. The AAP facilities will provide Able with additional distribution points for the sale of home heating oil, bioheat, and biodiesel fuel to commercial and residential customers."

Able is a holding company for five operating subsidiaries, which are engaged in the retail distribution of, and the provision of services relating to home heating oil, diesel fuel, kerosene, and in addition, Able provides complete HVAC installation and repair. This announcement includes forward-looking statements based on current expectations. Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Although Able Energy, Inc. (the "Company") believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a number of reasons, including without limitation, regulatory approvals, the possibility of continuing operating losses, the costs of future or current projects, the Company's ability to integrate the assets of All American Plazas, Inc., the ability to adapt to rapid technological change, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products and the ability to establish and maintain strategic partner relationships, competition, general market conditions, and other risks detailed in the Company's filings with the Securities and Exchange Commission. You can find the Company's filings with the Securities and Exchange Commission at WWW.ABLEENERGY.COM or at WWW.SEC.GOV. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For information contact:
Gregory D. Frost, CEO or
Christopher Westad, President
(973) 625-1012